Exhibit 99.1

News Release

CONTACTS:      Jeffrey R. Kotkin   Barbara Nieman
Office:        (860) 665-5154      (860) 665-3249

                NU REPORTS THIRD QUARTER EARNINGS


     BERLIN, Connecticut, October 27, 2003-Northeast Utilities (NU-NYSE) today reported third quarter 2003 earnings of $44.0 million, or $0.35 per share fully diluted before the cumulative effect of accounting change, compared with earnings of $48.6 million, or $0.38 per share fully diluted, in the third quarter of 2002. After the cumulative effect of accounting change, NU earned $39.2 million, or $0.31 a share, in the third quarter of 2003.

     For the first nine months of 2003, NU earned $126.3 million, or $0.99 per share fully diluted after the cumulative effect of accounting change, compared with earnings of $96.1 million, or $0.74 per share fully diluted, in the same period of 2002.

     Michael G. Morris, NU chairman, president and chief executive officer, said third-quarter earnings benefited from improved results at NU's competitive energy businesses, including better performance at NU's competitive hydroelectric and pumped storage generating units, lower regulated company controllable operation and maintenance expenses, and lower interest costs. Those factors were offset by lower pension income and the absence of earnings related to Seabrook.

     Third quarter 2003 results included a $4.7 million cumulative effect of accounting change related to the consolidation of R. M. Services, Inc., a bill collection company that was once a subsidiary of Yankee Energy System, Inc. NU merged with Yankee Energy in March 2000 and sold R. M. Services in June 2001, retaining a preferred equity interest. In connection with the adoption of FASB Interpretation No. 46 "Consolidation of Variable Interest Entities," effective July 1, 2003, NU was required to consolidate R. M. Services Inc. into NU's financial statements and to adjust its equity interest as a cumulative effect of an accounting change.

     Third quarter 2002 results included a net after-tax gain of $14.5 million, or $0.11 per share, related to the elimination of certain reserves associated with NU's former ownership share of the Seabrook nuclear plant, which was sold in November 2002.

     The following table reconciles third quarter and year-to-date earnings on a reported and adjusted basis:

                                      Third     Year-to-Date
                                      Quarter

    2002     Reported EPS            $0.38        $0.74
Significant
   items     Investment write-downs  ---          $0.08
             Seabrook 2 items        ($0.11)     ($0.11)
    2002     Adjusted EPS            $0.27        $0.71
             Lower regulated results ($0.09)     ($0.26)
             Reduced trading losses  ---          $0.14
             Improved competitive
               results               $0.12        $0.34
                  Lower NU parent
                     interest
                     cost--net       $0.02        $0.04
                  Lower share count  $0.01        $0.02
                  Other              $0.02        $0.04
    2003     Adjusted EPS            $0.35        $1.03
Significant       R.M. Services
    item     accounting change      ($0.04)      ($0.04)
    2003     Reported EPS            $0.31        $0.99


     NU's competitive energy businesses earned $6.9 million in the third quarter of 2003, compared with a loss of $9.0 million in the same period of 2002. Over the first nine months of 2003, those businesses earned $24.0 million, compared with a loss of $38.7 million in the first nine months of 2002. Morris said better third-quarter operating performance at NU's competitive businesses reflect better margins on wholesale and retail contracts and better performance at Northeast Generation Company, which owns nearly 1,300 megawatts of primarily hydroelectric and pumped storage generating capacity in Massachusetts and Connecticut.

     "We continue to be pleased with the return to profitability of our competitive energy businesses," Morris said. "We believe that those businesses will earn between $0.20 a share and $0.25 a share in 2003."

     Morris noted that earnings estimates for NU's competitive energy businesses exclude any potential negative impact on Select Energy from an ongoing dispute involving Select Energy's contract to provide The Connecticut Light and Power Company (CL&P) with 50 percent of its standard offer service through the end of 2003. The dispute, now before an administrative law judge at the Federal Energy Regulatory Commission (FERC), relates to whether Select Energy or CL&P's retail customers are responsible for an estimated $90 million of costs associated with the implementation of locational marginal pricing in March 2003. A FERC decision is expected in 2004.

     Morris said earnings at NU's regulated electric companies fell due to lower pension income and the Seabrook sale. Primarily as a result of an adjustment to unbilled electric revenues, third quarter 2003 regulated retail electric sales were up 4.9 percent in the third quarter of 2003 compared with the same period of 2002. Absent that change, retail electric sales would have been down 0.3 percent due to cooler summer weather. The adjustment to unbilled revenues had a negative impact on Yankee Gas Services Company, which serves approximately 191,000 natural gas customers in Connecticut. Together, the adjustments to unbilled revenues increased NU's net income by approximately $6.7 million in the third quarter of 2003.

     CL&P earned $29.0 million in the third quarter of 2003, compared with $27.9 million in the same period of 2002. Through
September 30, 2003, CL&P earned $59.0 million, compared with
$58.2 million in the same period of 2002.

     Public Service Company of New Hampshire (PSNH) earned $12.6 million in the third quarter of 2003, compared with $19.5 million in the same period of 2002. Through September 30, 2003, PSNH earned $34.5 million, compared with $46.4 million in the first three quarters of 2002. Morris said PSNH earnings comparisons continue to be negatively affected by the sale of Seabrook.

     Western Massachusetts Electric Company (WMECO) earned $5.2 million in the third quarter of 2003, compared with $4.7 million in the same period of 2002. Through September 30, 2003, WMECO earned $13.9 million, compared with $26.9 million in the same period of 2002. Morris said the significant decrease in WMECO earnings is due primarily to the recognition of $13 million in investment tax credits in the second quarter of 2002 as a result of a regulatory decision.

     Yankee Gas lost $9.6 million in the third quarter of 2003, compared with a loss of $5.8 million in the third quarter of 2002. Through September 30, 2003, Yankee Gas earned $3.4 million, compared with earnings of $6.1 million in the same period of 2002. Lower Yankee Gas earnings are primarily due to lower revenues in the third quarter as a result of a downward adjustment in estimated unbilled revenues.

     Morris said NU has narrowed its forecasted earnings in 2003 from between $1.10 per share and $1.30 per share to between $1.20 per share and $1.30 per share, including the $0.20-$0.25 per share from competitive businesses noted above. Those ranges exclude any potential losses at Select Energy due to the ongoing dispute over locational marginal pricing.

     NU also has established an earnings range of between $1.20 per share and $1.40 per share for 2004. That range reflects earnings of between $1.08 and $1.20 per share at NU's regulated businesses and between $0.22 and $0.30 per share at NU's competitive businesses. The 2004 earnings range also reflects $0.10 per share of parent company after-tax expenses, primarily related to interest expense. NU has approximately 127 million common shares outstanding.

     Morris said NU's 2004 earnings range is dependent on a number of factors, including the outcome of state rate cases involving CL&P and PSNH and a FERC rate case involving NU's transmission tariffs. A final decision from the Connecticut Department of Public Utility Control is due December 15, 2003 with new rates effective January 1, 2004. The filing of a PSNH rate case is expected by the end of this year with new rates to be effective February 1, 2004. NU's subsidiaries filed the transmission rate case with the FERC on August 26, 2003, and a final decision is expected in 2004. NU's regulated companies provide electric service to more than 1.8 million retail electric customers in Connecticut, New Hampshire, and Massachusetts and natural gas service to 191,000 customers in Connecticut.

     Morris said that competitive business earnings in 2004 are heavily dependent on Select Energy's ability to renew and secure new profitable electricity and natural gas supply contracts in the Northeast United States.

     Northeast Utilities is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides Energy for a Changing World, with a full range of products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy commodities, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.


     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.

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 NOTE:     NU will webcast an investor meeting this morning at
           7:30 a.m. Eastern Daylight Time. The call can be accessed through NU's website at www.nu.com.